As filed with the Securities and Exchange Commission on August 29, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MYKROLIS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	04-3536767
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

129 Concord Road, Billerica, Massachusetts 01821
(Address of principal executive offices, including zip code)

2001 Non-Employee Director Stock Option Plan
Conversion Plan for Unvested Millipore Options
(Full title of the plan)

Peter W. Walcott, Esq.
129 Concord Road
Billerica, Massachusetts 01821
(978) 436-6680
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)		Amount of Registration Fee

2001 Non-Employee Directors Stock Option Plan Common Stock, $.01 par value per share, together with the related Common Stock Purchase Rights	250,000 shares(1)	$9.10 to $15.16(2)	$2,402,000	(2)	$220.98

Conversion of Unvested Millipore Options Common Stock, $.01 par value per share, together with the related Common Stock Purchase Rights	54,306 shares(1)	$5.5129 to $12.8787(3)	$530,523	(3)	$48.81

(1)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional shares of Common Stock, and related Common Stock Purchase Rights, as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)
The offering price for shares subject to options on the date hereof is the actual exercise price of such options. Of the 250,000 shares to be registered hereunder, 20,000, 10,000, 30,000 and 30,000 are subject to options at exercise prices of $9.10, $12.80, $15.00, and $15.16 per share, respectively. The offering price of the remaining 160,000 shares not subject to options on the date hereof of $7.42 per share has been estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) on the basis of the average high and low prices of Mykrolis Corporation’s Common Stock, par value $.01 per share, as reported on the New York Stock Exchange on August 28, 2002.

(3)
The offering price for shares subject to options on the date hereof is the actual exercise price of such options after conversion. Of the 54,306 shares to be registered hereunder, 10,862, 5,430, 21,722 and 16,292 are subject to options at exercise prices of $5.5129, $6.5602, $10.3674, and $12.8787 per share, respectively.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

Mykrolis Corporation (the “Registrant”) hereby incorporates the following documents herein by reference:

(a)
The Registrant’s latest annual report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 19, 2002.

(b)	All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act subsequent to December 31, 2001.

(c)
The description of the Common Stock, $.01 par value per share, contained in Item I of the Company’s Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Exchange Act on July 20, 2001.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Registrant’s restated certificate of incorporation provides that the registrant’s directors shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the General Corporation Law as in effect at the time such liability is determined. The Registrant’s restated certificate of incorporation provides that the registrant shall indemnify its directors to the full extent permitted by the laws of the State of Delaware.

All of the Registrant’s directors and officers are covered by insurance policies maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended. In addition, the Registrant has entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the General Corporation Law.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit

4.1	2001 Non-Employee Director Stock Option Plan (previously filed as Exhibit 10.2 to the Registration Statement on Form S-1, as amended, No. 333-57182).

4.2
Letter Agreement, dated May 21, 2002, between Registrant and Robert E. Caldwell, specifying the terms for conversion of unvested Millipore Options. (previously filed as Exhibit 10.1 to Registrant’s Form 10-Q/A Amendment No. 1 to Quarterly Report for the quarterly period ended June 30, 2002).

4.3
Letter Agreement, dated May 21, 2002, between Registrant and Thomas O. Pyle, specifying the terms for conversion of unvested Millipore Options. (previously filed as Exhibit 10.2 to Registrant’s Form 10-Q/A Amendment No. 1 to Quarterly Report for the quarterly period ended June 30, 2002).

4.4	Restated Certificate of Incorporation of Mykrolis Corporation (previously filed as Exhibit 3.1 to the Registration Statement on Form S-1, as amended, No. 333-57182).

4.5	Amended and Restated By-laws of Mykrolis Corporation (previously filed as Exhibit 3.2 to the Registration Statement on Form S-1, as amended, No. 333-57182).

5.1	Opinion of Peter W. Walcott, Esq.

23.1	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney for the 2001 Non-Employee Director Stock Option Plan and for the conversion of unvested Millipore options.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Billerica, Commonwealth of Massachusetts, on this 29th day of August, 2002.

MYKROLIS CORPORATION

By:    /S/ C. WILLIAM ZADEL
      Name: C. William Zadel
      Title: Chief Executive Officer and
                Chairman of the Board

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ C. WILLIAM ZADEL C. WILLIAM ZADEL	Chairman of the Board Chief Executive Officer (Principal Executive Officer) and Director	August 29, 2002

/s/ BERTRAND LOY BERTRAND LOY	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 29, 2002

* RICHARD A. AURELIO	Director	August 29, 2002

* MICHAEL A. BRADLEY	Director	August 29, 2002

ROBERT E. CALDWELL	Director	August , 2002

* MICHAEL P.C. CARNS	Director	August 29, 2002

* DANIEL W. CHRISTMAN	Director	August 29, 2002

* THOMAS O. PYLE	Director	August 29, 2002

*The undersigned, by signing his name hereto, does hereby sign and execute this Registration Statement on Form S-8 on behalf of the above named directors of the Registrant pursuant to the Power of Attorney executed by each such director and filed as Exhibit 24.1 to this Registration Statement on Form S-8 on behalf of such directors.

By:    /s/ Peter W. Walcott                                                                                                                                       August 29, 2002
              Peter W. Walcott, Attorney-in-Fact

EXHIBIT INDEX

Exhibit
4.1	2001 Non-Employee Director Stock Option Plan (previously filed as Exhibit 10.2 to the Registration Statement on Form S-1, as amended, No. 333-57182).

4.2
Letter Agreement, dated May 21, 2002, between Registrant and Robert E. Caldwell, specifying the terms for conversion of unvested Millipore Options (previously filed as Exhibit 10.1 to Registrant’s Form 10-Q/A Amendment No. 1 to Quarterly Report for the quarterly period ended June 30, 2002).

4.3
Letter Agreement, dated May 21, 2002, between Registrant and Thomas O. Pyle, specifying the terms for conversion of unvested Millipore Options (previously filed as Exhibit 10.2 to Registrant’s Form 10-Q/A Amendment No. 1 to Quarterly Report for the quarterly period ended June 30, 2002).

4.4	Restated Certificate of Incorporation of Mykrolis Corporation (previously filed as Exhibit 3.1 to the Registration Statement on Form S-1, as amended, No. 333-57182).

4.5	Amended and Restated By-laws of Mykrolis Corporation (previously filed as Exhibit 3.2 to the Registration Statement on Form S-1, as amended, No. 333-57182).

5.1	Opinion of Peter W. Walcott, Esq.

23.1	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney for the 2001 Non-Employee Director Stock Option Plan and for the conversion of unvested Millipore options.